February 9, 2016
PERSONAL & CONFIDENTIAL
George B. Holmes
10416 Milky Way Drive
Austin, TX 78730

Re:    Employment Terms
Dear George:
I am pleased to extend this formal offer of full-time employment to join Resonant Inc. (“Resonant” or the “Company”) as President and Chief Commercial Officer. Your duties will consist primarily of Sales, Marketing, Public Relations, Investor Relations and General and Administrative activities, but they may also include other assignments consistent with your talents. This is a key position reporting directly to myself, Terry Lingren, Chief Executive Officer. In addition, you will be appointed to serve as a member of the Company’s Board of Directors (the “Board”) as soon as practicable following your start date, and you will be nominated by the Board for reelection as a director at the 2016 annual stockholders’ meeting. You agree to resign as a director as soon as practicable following the date you are no longer serving as an executive officer of the Company. I’m excited to have you joining us! This letter sets out the terms and conditions of your employment with Resonant.
Your first day of employment will be February 29, 2016. We will pay you a base salary at an annualized rate of $295,000.00. Your base salary is payable in accordance with our regular payroll schedule which is currently every two weeks. You will participate in the executive bonus plan, which is payable at the sole discretion of our Board in accordance with the terms of the executive bonus plan, if any.
You will be entitled to paid vacation in accordance with our vacation policy as generally applicable to all employees. You may take your vacation at times mutually acceptable to you and the Company. In this regard, we would appreciate as much advance warning of your vacations as reasonably possible so that your duties can be covered by others in your absence. You also will be entitled to our normal paid holidays (typically not fewer than ten (10) days per year).
Your place of employment will be based out of your Austin, Texas, office. Due to the nature of your responsibilities, you may need to travel weekly on the Company’s behalf and if necessary, you should spend a minimum of one week per month at the Company’s headquarters in Santa Barbara. You will be required to devote all of your business time, energy, skill, and efforts to faithfully and diligently further the business interests of the Company, except as agreed to by the Company in writing in advance.

You will be entitled to participate in all of our employee benefit plans. These include, among other things, group health insurance and a 401K plan. We match 100% of contributions under our 401K plan up to a maximum of 5% of your base salary. Please note that, as with all companies, we reserve the right to change our employee benefit plans from time to time.
Subject to approval from our Board, we will grant you (i) a restricted stock unit award (the “RSU”) for 216,000 shares of our common stock (the “Initial Shares”), which represents three percent (3%) of the company’s outstanding shares at the time of the grant plus (ii) at the consummation of the Company’s next equity or equity-linked financing in which we raise at least $2 to $5 million, if your RSU award represents less than three percent (3%) of the Company’s outstanding shares, the Company will issue you a second RSU award (the “Additional Shares”), the number of shares of our common stock such that the two RSU awards combined represent three percent (3%) of the Company’s outstanding shares. The second RSU award will be granted to you as an “inducement” award that is exempt from shareholder approval rules of the Nasdaq Stock Market, and will be subject to your execution of our standard equity award agreement. The second RSU award is also subject to “vesting” which means that you must be employed by us (or otherwise still rendering services to us) on the applicable vesting date. The Initial Shares will vest according to the following schedule:

•	27,000 of the Initial Shares vesting on the date of the grant;

•	27,000 of the Initial Shares vesting on first business day of each of the next three calendar quarters (total vesting of 81,000 of the Initial Shares); and

•	9,000 of the Initial Shares vesting on first business day of each subsequent calendar quarter until fully vested.
The initial 108,000 of the Initial Shares will accelerate and be fully vested upon signing of a contract with a major (top five) mobile phone manufacturer or with a tier one module manufacturer (Skyworks, Avago, or Qorvo). The contract must have a minimum value to Resonant of $20 million over two years. The remaining 108,000 of the Initial Shares will continue to vest as defined above.
The Additional Shares will vest according to the following schedule:

•	12.5% of the Additional Shares vesting on the date of consummation of the equity financing;

•	12.5% of the Additional Shares vesting on first business day of each of the next three calendar quarters following consummation of the equity financing; and

•	4.2% of the Additional Shares vesting on first business day of each subsequent calendar quarter until fully vested.
In addition to the above, we are also offering you a sign-on bonus of $100,000 (less all required tax withholdings and other applicable deductions), payable no later than the first pay period payment date following your Start Date. You agree to repay this bonus in full if you voluntarily terminate (other than for good reason as defined in the Change in Control Agreement) your employment with the Company prior to the first anniversary of your Start Date. This sign-on bonus amount will be subtracted from the amount of any annual or other bonus to which you may be entitled for the 2016 calendar year. For clarity, if your sign-on bonus exceeds the amount of any annual or other bonus you earn for the 2016 calendar year, you will not be required to refund the excess amount unless you voluntarily terminate your employment with the Company (other than for good reason) prior to the first anniversary of your Start Date.
The Company will present an Earn-Up plan to our Board of Directors’ Compensation Committee for consideration and approval, which approval won’t be unreasonably withheld as the Company intends to have an Earn-Up plan for its executive staff. If approved by the Compensation Committee, we anticipate placing this plan on our next annual proxy for shareholder approval. The plan proposes paying certain members of the executive staff predetermined numbers of shares which will be granted quarterly based on achieving certain stock price targets. The details are still to be determined, but you will be directly involved in the plan’s formulation.
Your employment will be on an at-will basis. This means that you will have the right to terminate your employment at any time with or without cause or notice, and the Company will reserve for itself an equal right. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Upon any termination of your employment, you will be entitled to receive:

•	Any base salary earned but unpaid as of your termination or resignation date;

•	Payment in lieu of any vacation accrued but unused as of the date of your termination or resignation;

•	Any business expenses incurred but not reimbursed (in accordance with Company policy) as of your termination or resignation date; and

•
Any amounts or benefits under any Company compensation, incentive, severance, change in control or benefit plans due and owing and/or vested but not paid as of your termination or resignation date (according to the payment provisions of such plans).

Your employment is conditioned on your signing and returning the enclosed copies of our standard Employee Invention, Confidentiality and Non-Solicitation Agreement (the “Invention Agreement”) and Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”). This Letter, the Invention Agreement and the Arbitration Agreement, as well as the Severance and Change in Control Agreement, equity incentive plan agreements, bonus agreements, the aAgave Solutions Consent to be signed by me and any other agreements referred to in this offer letter including agreements that will be drafted after you begin employment, will together form the entire agreement with respect to the subject matter hereof and thereof, and these agreements together supersede all prior understandings and agreements, whether written or oral, with respect to such matters. The terms of your employment may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees.
This employment letter is valid for ten (10) business days and will expire if we have not received by that date signed copies of this letter, the Invention Agreement and the Arbitration Agreement.
We look forward to working with you!

Regards,

Regards,

/s/ Terry Lingren

Terry Lingren, CEO
ACCEPTED AND AGREED:

/s/ George B. Holmes

George B. Holmes

Enclosures (Invention Agreement, aAgave Solutions Consent and Arbitration Agreement)

cc:	John Philpott, CFO
Barb Harlow, Director of Administration
Lisa Wolf, Controller

aAgave Solutions Consent

George B. Holmes represents that he is a Founder and Partner at aAgave Solutions and will from time to time provide consulting and advisory services to third parties through this entity during his employment with Resonant, which services will be in fields unrelated to the development of radio-frequency filter designs.
The Company hereby provides its approval and consent to my continued involvement in these activities during my employment with Resonant so long as such services do not conflict with the business with Resonant in normal business hours, without prior written approval.
ACKNOWLEDGED AND AGREED:

/s/ Terry Lingren

Terry Lingren, CEO